Exhibit 10.18

GLOBAL WATER RESOURCES, INC.

FIRST AMENDED AND RESTATED

STOCK APPRECIATION RIGHTS PLAN

Approved March 23, 2015

TABLE OF CONTENTS

		Page
SECTION 1
PURPOSE, EFFECTIVE DATE, DURATION, GLOSSARY

1.1	General Purpose	1

1.2	Effective Date	1

1.3	Duration of Plan	1

1.4	Glossary	1

SECTION 2
ELIGIBILITY AND PARTICIPATION

2.1	Eligibility	1

2.2	Actual Participation	1

SECTION 3
STOCK APPRECIATION RIGHTS SUBJECT TO THE PLAN

3.1	Number	1

3.2	Counting; Lapsed SARs	2

3.3	Adjustment in Capitalization	2

SECTION 4
GRANT AND EXERCISE OF STOCK APPRECIATION RIGHTS

4.1	Grant of SARs	2

4.2	Exercisability of SARs	2

4.3	Form and Timing of Payment	3

4.4	Vesting	3

SECTION 5
TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

5.1	Termination of Employee’s Employment for Reasons Other than Cause	3

5.2	Termination for Cause	4

5.3	Termination following Change in Control of the Company	4

5.4	Change in Control of GWRC	4

5.5	Discretion of the Board	4

5.6	Participant Consent Not Required	4

SECTION 6
ADMINISTRATION

6.1	Administration	4

6.2	Delegation	5

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TABLE OF CONTENTS

(continued)

		Page

6.3	Decisions Binding	5

6.4	Claims	5

SECTION 7
NON-TRANSFERABILITY

7.1	General	5

7.2	Beneficiaries	5

SECTION 8
AMENDMENT, MODIFICATION, AND TERMINATION

8.1	Amendment, Modification and Termination	5

8.2	SARs Previously Granted	6

8.3	Successors and Assigns	6

SECTION 9
TAX WITHHOLDING

SECTION 10
INDEMNIFICATION

SECTION 11
GENERAL PROVISIONS

11.1	Employment	6

11.2	Clawback	7

11.3	Requirements of Law	7

11.4	Governing Law	7

11.5	Notices	7

11.6	Section 409A of the Code; No Deferral of Compensation	7

11.7	Other Restrictions	7

11.8	Funding	7

11.9	No Shareholders Rights	8

11.10	Titles and Headings	8

11.11	Severability	8

GLOSSARY		i

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GLOBAL WATER RESOURCES, INC.

STOCK APPRECIATION RIGHTS PLAN

SECTION 1

PURPOSE, EFFECTIVE DATE, DURATION, GLOSSARY

1.1     General Purpose. The name of this plan is the Global Water Resources, Inc. Stock Appreciation Rights Plan (the “Plan”). The purposes of the Plan are to (a) enable the Company to attract and retain the types of Employees who will contribute to the long range success of the Company and GWRC; (b) provide incentives that align the interests of Employees with those of the shareholders of the Company and GWRC; and (c) promote the success of the Company’s and GWRC’s business.

1.2     Effective Date. The Plan shall be effective as of January 1, 2013 (the “Effective Date”).

1.3     Duration of Plan. The Plan shall remain in effect, subject to the Board’s right to amend or terminate the Plan pursuant to Section 8 (Amendment, Modification, and Termination), until all SARs issued under the Plan expire, terminate, are exercised, or are paid in full in accordance with the provisions of the Plan and any Award Agreement.

1.4     Glossary. Defined terms used in the Plan are identified by the capitalization of the first letter of each word or the first letter of each substantive word in a phrase. The defined terms are set forth in the attached Glossary, which is incorporated into and made part of the Plan. Except where otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular will include the plural, and the plural will include the singular.

SECTION 2

ELIGIBILITY AND PARTICIPATION

2.1     Eligibility. Persons eligible to participate in the Plan include all Employees.

2.2     Actual Participation. The Board shall have the authority, in its sole discretion, to determine: (i) the Participants who are entitled to receive SARs under the Plan; (ii) the times when SARs shall be granted; (iii) the number of SARs; (iv) the Exercise Price and the period(s) during which such SARs shall be exercisable (whether in whole or in part); (v) the restrictions applicable to the SARs; (vi) the form of each Award Agreement, which need not be the same for each Participant; (vii) the other terms and provisions of any SAR, which need not be the same for each Participant; and (viii) the schedule for lapse of restrictions or limitations and accelerations or waivers thereof, based in each case on such considerations as the Board deems appropriate.

SECTION 3

STOCK APPRECIATION RIGHTS SUBJECT TO THE PLAN

3.1     Number. SARs will be available for grant under the Plan up to an equivalent of ten (10) percent of the common stock outstanding of the Company.

Approved March 23, 2015

3.2     Counting; Lapsed SARs. The following rules shall apply for purposes of determining the total number of SARs available for grant under the Plan:

(a)     The number of SARs available for grant shall be reduced by one SAR for each SAR granted under the Plan.

(b)     If any SAR granted under the Plan expires, or lapses for any reason, the number of SARs subject to such award shall again be SARs available for the grant under the Plan.

(c)     The Board may adopt such other reasonable rules and procedures as it deems appropriate for determining the number of SARs that are available for grant under the Plan.

3.3     Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the Board shall make an adjustment to the SARs in its discretion. Notwithstanding anything in the Plan to the contrary, in the event of such transaction or event, the Board, in its sole discretion, may provide in substitution for any or all outstanding SARs such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all SARs so replaced. Any adjustments made pursuant to this Section 3.3 shall be made in a manner consistent with the requirements of Section 409A of the Code.

SECTION 4

GRANT AND EXERCISE OF STOCK APPRECIATION RIGHTS

4.1     Grant of SARs. The Board, in its sole discretion, shall make a grant of SARs to an Employee. No individual shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant and neither the Company nor the Board is obligated to treat Participants, employees, and other persons uniformly. Each SAR shall be evidenced by an Award Agreement that shall specify the provisions and restrictions applicable to such SAR as the Board, in its discretion, shall determine. The Board shall maintain a SAR account for each Participant. The SAR account will be credited with any SARs granted to the Participant and charged to reflect the redemption, cancellation, or forfeiture of any SARs pursuant to this Plan.

4.2     Exercisability of SARs.

(a)     When to Exercise. Except as otherwise provided in the Plan or an Award Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) may exercise his or her vested SARs, in whole or in part, at any time after vesting and until the Expiration Date or earlier termination pursuant to Section 5 (Termination of Employment; Change in Control) hereof, by following the procedures set forth in this Section 4.2. If partially exercised, the Participant may exercise the remaining unexercised portion of the SARs at any time after vesting and until the Expiration Date or earlier termination pursuant to Section 5 (Termination of

Employment; Change in Control) hereof. No SARs shall be exercisable after the Expiration Date.

(b)     Election to Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) to the Chief Financial Officer of the Company, the Vice President of Accounting of the Company, the Director/Manager of Human Resources of the Company or any other representative designated by the Company from time to time, which sets forth the number of SARs being exercised, together with any additional documents as the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations as the Company requires.

(c)     Documentation of Right to Exercise. If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(d)     Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed exercise notice. If the notice is received after business hours on such date, then the SARs shall be deemed to be exercised on the business date immediately following the business date such notice is received by the Company.

4.3     Form and Timing of Payment. Upon the exercise of all or a portion of the SARs, the Participant shall be entitled to a cash payment equal to the Appreciation Value of the SARs being exercised, less any amounts withheld pursuant to Section 9 (Tax Withholding). As provided in this Section, the cash payment shall be made in full settlement of the participant’s rights as soon as administratively practicable on or after the date of exercise, but in no event later than the fifteenth day of the third month following the month in which the date of exercise occurs; provided, however, that if, due to unforeseeable events, it is administratively impracticable to pay the Participant within the time period provided in this Section or if payment within the time period provided in this Section would jeopardize the solvency of the Company in any way, then payment shall be made as soon as reasonably practicalbe in accordance with Treas. Reg. 1.401A-l(b)(4)(ii) (or any successor guidance).

4.4     Vesting. Each SAR will vest and become exercisable in accordance with the Award Agreement. Except as otherwise provided in the Award Agreement, the unvested SARs will not be exercisable on or after the Participant’s termination of employment.

SECTION 5

TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

5.1     Termination of Employee’s Employment for Reasons Other than Cause. If the Participant’s employment or service is terminated for any reason other than Cause, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee as the case may be) may exercise the vested SARs (determined as of the Participant’s termination of employment or service), but only within such time period ending on the earlier of (a) the date three (3) months following the termination of the Participant’s employment or service or (b) the Expiration Date. All unvested SARs will be forfeited.

5.2     Termination for Cause. If the Participant’s employment or service is terminated for Cause, the SARs (whether vested or unvested) shall immediately terminate and cease to be exercisable.

5.3     Termination following Change in Control of the Company. Except as otherwise provided in a Participant’s Award Agreement, there is no acceleration of vesting if a Participant’s employment or service is terminated by the Company without Cause following a Change in Control of the Company. The Participant may exercise the vested SARs, but only within such time period ending on the earlier of (a) the date three (3) months following the termination of the Participant’s employment or service or (b) the Expiration Date. All unvested SARs will be forfeited.

(a)     Example. Assume SARs are granted on January 1, 2014 and vest quarterly over four (4) years. If there is a Change in Control of the Company on January 1, 2015, as of the date of the Change in Control of the Company, 25% of the SARs were fully vested. If the Participant’s employment is terminated without Cause on January 2, 2015, an additional 25% of the SARs will become vested as of the date the Participant’s employment is terminated.

5.4     Change in Control of GWRC. Except as otherwise determined by the Board at the time of a change in control of GWRC, a change in control of GWRC shall have no effect on the SARs.

5.5     Discretion of the Board. Notwithstanding the above, in the Award Agreement the Board may alter the vesting, exercise and payment provisions described in this Section 5 for all or any portion of the SARs granted under the Plan, provided that the Board will not take any action pursuant to this Section 5.5 that will cause payment of any SAR to violate the provisions of Section 409A of the Code.

5.6     Participant Consent Not Required. Nothing in this Section 5 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control of the Company and each provision of the Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Section 5 or any other provision of the Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Board pursuant to Section 5.5 (Discretion of the Board).

SECTION 6

ADMINISTRATION

6.1     Administration. The Board shall be responsible for the administration of the Plan. The Board is authorized to: (i) interpret the Plan; (ii) prescribe, amend, and rescind rules and regulations relating to the Plan; (iii) provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and (iv) make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. The Board shall have the power and authority to make all other determinations which may be necessary or advisable for the administration of the Plan.

6.2     Delegation. As permitted by law and any established securities market on which the Stock is traded, the Board may delegate any authority granted to it pursuant to the Plan.

6.3     Decisions Binding. The Board’s interpretation of the Plan or any Award Agreement and all decisions and determinations made by the Board with respect to the Plan and any SAR award are final, binding and conclusive on all parties. All authority of the Board with respect to SARs issued pursuant to the Plan shall continue after the term of the Plan so long as any SAR remains outstanding.

6.4     Claims. Any claim relating to a SAR granted under the Plan shall be submitted to the Board or its designee. The Board shall render a written decision and, if there is an adverse determination with respect to the claim, either in whole or in part, the decision will set forth the basis for the determination. If the Board does not render a decision within one hundred and twenty (120) days, the claim shall be deemed denied.

SECTION 7

NON-TRANSFERABILITY

7.1     General. The Board may, in its sole discretion, determine the right of a Participant to transfer any SAR granted under Plan, provided that in no event may a SAR be transferred for value or consideration. Unless otherwise determined by the Board and except as provided in Section 7.2 (Beneficiaries), no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to a SAR) in favor of a spouse.

7.2     Beneficiaries. Notwithstanding Section 7.1 (General), a Participant may, in the manner determined by the Board, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any SAR upon the Participant’s death or upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Board. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Board.

SECTION 8

AMENDMENT, MODIFICATION, AND TERMINATION

8.1     Amendment, Modification and Termination. The Board may at any time, and from time to time, terminate, amend or modify the Plan. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Company’s Chief Executive Officer the authority to approve non-substantive amendments to the Plan.

8.2     SARs Previously Granted. Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any SAR under the Plan shall in any manner adversely affect any SAR previously granted under the Plan without the consent of the holder thereof. The consent of the holder of a SAR is not needed if the change: (i) is necessary or appropriate to conform the SAR to, or otherwise satisfy legal requirements (including without limitation the provisions of Section 409A of the Code); (ii) does not adversely affect in any material way the rights of the Participant; or (iii) is made pursuant to an adjustment as provided in Section 3.3 (Adjustment in Capitalization).

8.3     Successors and Assigns. The Company may assign any of its rights under this Plan. This Plan will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Plan will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the SARs may be transferred by will or the laws of descent or distribution.

SECTION 9

TAX WITHHOLDING

The Company shall have the power to withhold, or require a Participant to remit to the Company, the minimum amount necessary to satisfy federal, state, and local withholding tax requirements on any SAR under the Plan.

SECTION 10

INDEMNIFICATION

To the extent permitted by law, the Company shall and does hereby indemnify and agree to hold harmless its employees, officers and Directors against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

SECTION 11

GENERAL PROVISIONS

11.1     Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

11.2     Clawback. Notwithstanding any provision of the Plan to the contrary, in an Award Agreement the Board may include provisions calling for the recapture or clawback of all or any portion of a SAR to the extent necessary to comply with Company policy or applicable law in effect on the date of the Award Agreement. The Board also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting a SAR, each Participant agrees to be bound by, and comply with, the terms of any such recapture or clawback provisions and with any Company request or demand for recapture or clawback.

11.3     Requirements of Law. The granting of SARs and the payment of cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.4     Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

11.5     Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company, the Vice President of Accounting of the Company, the Director/Manager of Human Resources of the Company, or any other representative designated by the Company from time to time, at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Plan shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11.6     Section 409A of the Code; No Deferral of Compensation. Neither the Plan nor any Award Agreement is intended to provide for the deferral of compensation within the meaning of Section 409A of the Code. The Company reserves the right to unilaterally amend or modify the Plan or any Award Agreement, to the extent the Company considers it necessary or advisable, in its sole discretion, to comply with, or to ensure that the SARs granted hereunder are not subject to, Section 409A of the Code. Although the Plan has been designed to fit within an exception to Section 409A, the Company specifically does not warrant either the availability of such exception or the compliance of the Plan with Section 409A. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A or any other provisions of the Code.

11.7     Other Restrictions. The Board shall impose such restrictions on any SARs under the Plan as it may deem advisable.

11.8     Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any SAR under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any SAR, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the claims of the general creditors of the Company. The Plan is an unfunded plan and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.

11.9     No Shareholders Rights. No SAR gives the Participant any of the rights of a shareholder of the Company.

11.10     Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

11.11     Severability. The invalidity or unenforceability of any provision of the Plan or any Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or any Award Agreement, and each provision of the Plan and each Award Agreement shall be severable and enforceable to the extent permitted by law.

GLOBAL WATER RESOURCES, INC.

March 23, 2015	By:
Dated		Ron L. Fleming
Chief Executive Officer

GLOSSARY

(a)     “Affiliate” means the Company and any other corporation or trade or business required to be aggregated with the Company which constitutes a single employer under Code Section 414(b) or Code Section 414(c) with the Company, except that in applying Code Section 1563(a)(1), (2) and (3), the language “at least 50 percent” is used instead of “at least 80 percent.”

(b)     “Appreciation Value” means the difference, if any, between the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of one share of Stock on the Grant Date (or such higher amount determined by the Board and specified in the Award Agreement).

(c)     “Award Agreement” means any written agreement (including an award agreement), contract, program, acknowledgement, award letter, or other instrument or document, including any electronic agreement, evidencing the grant of a SAR.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Cause” means:

With respect to any Employee:

(i)     the willful refusal to follow a lawful direction of any person to whom the Participant reports, provided the direction is not materially inconsistent with the duties or responsibilities of the Participant’s job position;

(ii)     the willful misconduct or disregard of one’s duties or of the interest or property of the Company, GWRC or their Affiliates;

(iii)     any act of fraud against, misappropriation from, or dishonesty to the Company, GWRC or their Affiliates;

(iv)     the commission of a felony or a crime involving moral turpitude; or

(v)     a material breach of any agreement with the Company or any Affiliate, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Participant who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board, susceptible to a cure.

“Change in Control of the Company” means a “change in the ownership or effective control of a corporation, or a “change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A (treating the Company as the relevant corporation) provided, however, that for purposes of determining a “change in the effective control,” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of the corporation,” “85 percent” shall be used instead of “40

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percent.” Notwithstanding the foregoing, in the event of either (i) a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of GWRC or the Company, as the case may be, before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of GWRC or the Company (or other surviving company), as the case may be, representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of GWRC or the Company (or other surviving company), as the case may be, or (ii) any increase in ownership of the Company by GWRC, such transaction(s) shall not constitute a Change in Control.

(f)     “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(g)     “Company” means Global Water Resources, Inc., a Delaware corporation.

(h)     “Director” means a member of the Board.

(i)     “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. Any determination of Disability pursuant to the Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.

(j)     “Employee” means an individual who is classified by the Company as a common law employee (or who would be considered a common law employee if such person was not on an authorized leave of absence). Regardless of any subsequent determination by a court or a governmental agency that an individual should be treated as a common law employee, an individual will be considered an Employee under the Plan only if such individual has been so classified by the Company for purposes of the Plan. Examples of individuals who will not be considered to be Employees of the Company include: (i) consultants; (ii) leased employees as defined in Section 414(n) of the Code; (iii) individuals providing services to the Company pursuant to a contract with a third-party; (iv) independent contractors; (v) employees of independent contractors; (vi) interns; and (vii) co-op employees.

(k)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(l)     “Exercise Price” means the price specified in the Award Agreement, which price shall not be less than the Fair Market Value of the Stock on the Grant Date.

(m)     “Expiration Date” means the earlier of (i) the date set forth in the Award Agreement or (ii) ten (10) years from the Grant Date.

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(n)     “Fair Market Value” means the closing sale price of one share of Stock of GWRC as reported on the Toronto Stock Exchange (or other national securities exchange on which the Stock may then be traded) on the date such value is determined or, if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded.

(o)     “Grant Date” means the date the Board approves the Stock Appreciation Right or a date in the future on which the Board determines the Stock Appreciation Right will become effective.

(p)     “GWRC” means GWR Global Water Resources Corp., a British Columbia corporation.

(q)     “Participant” means an Employee who has been granted a Stock Appreciation Right.

(r)     “Plan” means this Global Water Resources, Inc. Stock Appreciation Rights Plan as set forth in this document and as amended from time to time.

(s)     “Stock” means the common stock of GWRC, no par value.

(t)     “Stock Appreciation Right” or “SAR” means the right to receive, upon exercise, an amount payable in cash equal to the Appreciation Value.

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